MEDIX RESOURCES ANNOUNCES CONSULTING AND
                  MARKETING AGREEMENT WITH ASCENTECHNOLOGIES

For  Immediate  Release:          Medix  Resources,  Inc.  (OTCBB:MDIX)

DENVER, Colo. - July 16, 1998 - Medix Resources, Inc. (OTCBB: MDIX) today announced the signing of a consulting and marketing agreement with Richard S. Dick, Ph.D., CEO of ASCENTechnologies, Inc. (www.whcat.com). ASCENTechnologies is a leading health care IT consulting and research firm and is widely recognized as the leading consulting firm for Computer Based Patient Record Systems and Electronic Medical Record technologies.

Under the agreement, Dr. Dick and his team will assist the company through, 1) direct product sales with targeted industry insurers and providers, 2) licensing agreements with medical software vendors in the Physician Practice Management and Electronic Medical Record product segments, 3) contracted clinical outcome testing in conjunction with select pharmaceutical manufacturers.

John Yeros, Chairman and CEO of Medix Resources commented, "Dr. Richard Dick is widely respected throughout the healthcare industry. His reputation with Electronic Medical Record technology will provide our Cymedix Lynx products with visibility and access to the nation's leading healthcare organizations."

ASCENTechnologies as a virtual corporation has assembled a team of senior physician, management and IT professionals, with expertise in all aspects of the healthcare delivery enterprise, and has consulted for many of the leading and most prominent medical institutions across the country. "We at Medix Resources are pleased that Dr. Dick recognizes the value and importance of our unique Cymedix electronic communications technology. We are also excited at the prospect of our product line being represented by his impressive national marketing and consulting organization".

Dr. Richard Dick, President of ASCENTechnologies, Inc. said of the signed agreement, "From my perspective, Cymedix Lynx offers a rare combination of application functionality and price performance. Elements of the Cymedix program suite have the capability of becoming widely used throughout the healthcare industry. I am pleased and intrigued by the opportunity to work with this new technology."

Medix Resources, Inc. through its wholly owned subsidiary Cymedix Lynx Corporation, offers several fully secure patent pending internet communications products, using an internet commerce business model. The Company's core business also provides skilled nursing, therapy, rehabilitation and other medical personnel for flexible staffing in home care, and in a broad spectrum of healthcare and educational facilities.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10KSB for 1997 and Form 10-QSB for its first quarter of 1998 that were filed with the Securities and Exchange Commission on March 30, 1998 and May 12, 1998. Such information is available from the SEC or from the Company.

Contact:          John  P.  Yeros
Medix  Resources,  Inc.
(303)  741-2074